Exhibit 1.01

CABOT CORPORATION

CONFLICT MINERALS REPORT

For the reporting period from January 1, 2018 to December 31, 2018

Cabot Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2018, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 30, 2019.

Unless the context indicates otherwise, the terms “Cabot,” the “Company,” “we,” “us” and “our” refer to Cabot Corporation.

As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals. The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo, and its nine adjoining countries.

1.	Applicability of the Conflict Minerals Rule to Our Company

Cabot is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. Our principal products are rubber and specialty carbon blacks, masterbatches and conductive compounds, fumed metal oxides, activated carbons, inkjet colorants, and aerogel. Cabot and its affiliates have manufacturing facilities and operations in the United States and over 20 other countries.

Our Purification Solutions segment manufactures activated carbon products used to remove pollutants, contaminants and other impurities from, among other things, water, air, food and beverages, and pharmaceuticals. In addition to our activated carbon products, we provide equipment systems for the dosing of activated carbon into gas and liquid streams. These equipment systems, which we refer to as the “Covered Products,” include ready-made electronic component parts that contain 3TG that are necessary to the functionality or production of the Covered Products. Accordingly, these products are in-scope under the Conflict Minerals Rule. The electronic components in the Covered Products are purchased from third party vendors and are often specified by our customers. Sales from the Covered Products represent substantially less than 1% of the Company’s net sales and operating revenues, and the cost of the electronic components used in the systems represents substantially less than 0.1% of Cabot’s total cost of sales.

2.	The Company’s Reasonable Country of Origin Inquiry and Due Diligence Process

We determined which of our suppliers’ products were potentially in-scope for purposes of the Conflict Minerals Rule for 2018 through an internal product survey process. Based on the results of our internal product survey process, we identified 17 suppliers that potentially supplied 3TG contained in our in-scope products.

Following our scoping determination, we conducted a good faith “reasonable country of origin inquiry” within the meaning of the Conflict Minerals Rule (“RCOI”) designed to determine whether any of the 3TG in our in-scope products originated in the Covered Countries or are from recycled or scrap sources. Based on the results of its RCOI, we also exercised due diligence on the source and chain of custody of the necessary 3TG in the Covered Products.

As indicated above, we are a purchaser of electronic components that contain 3TG. As such, we are many steps downstream in the mineral supply chain from smelters, refiners and mines. In this regard, we do not purchase 3TG directly from mines, smelters or refiners. We rely on our direct suppliers to assist us with our RCOI and due diligence efforts, including the identification of smelters and refiners, for the 3TG contained in the components they supply to us. The methods we used to try to determine the origin of the 3TG in the Covered Products included:

(i)	sending letters to our direct suppliers explaining the Rule;

(ii)

soliciting survey responses from relevant suppliers of components of the Covered Products, using the Conflict Minerals Reporting Template (“CMRT”) designed by the Responsible Minerals Initiative (“RMI”);

(iii)	sending reminders to suppliers who did not respond to our requests for information;

(iv)	reviewing responses we received from our suppliers, including for plausibility, consistency and gaps, and following up with them to obtain clarifications or additional information; and

(v)	reviewing published material related to 3TG on certain of our suppliers’ websites, to obtain information on their policies and diligence processes.

All of the smelter and refiner information reported to us by the surveyed suppliers was at a “company” level, meaning it pertained to all of the suppliers’ products, rather than the products they sold to us. Accordingly, we were not able to determine the origin of the necessary 3TG specific to our in-scope products.

3.	Due Diligence Program

For 2018, the Company utilized due diligence measures based on the applicable criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”). The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas.

Selected elements of the Company’s due diligence program are discussed below. Certain other aspects of our due diligence program, including our supplier outreach and data assessment are discussed in the preceding section. However, these are not all of the discrete procedures of the program that the Company has put in place to help ensure that the 3TG contained in its products are responsibly sourced.

Leadership of the 3TG due diligence program resides with our Vice President, Global Purchasing, and includes staff from Purchasing, Product Management, and Product Support and Toxicology. We have established a documentation and record maintenance procedure to ensure the retention of relevant documentation in a structured electronic database, for at least five years.

We report the results of our due diligence and related findings to our Vice President, Global Purchasing. We take a flexible approach to risk mitigation, which enables us to tailor our response to the particular risks identified.

To the extent that smelters and refiners are identified by suppliers, we utilize and rely on information published by the RMI to assess smelter and refiner due diligence practices and responsible sourcing.

Each year, we file with the Securities and Exchange Commission a Form SD and Conflict Minerals Report and post these documents on our website.

4.	Additional Compliance Measures to Reduce Risks

We expect to take the following additional steps, among others, to improve our due diligence measures and to further mitigate the risk that the necessary 3TG contained in the Company’s in-scope products finance or benefit armed groups in the Covered Countries:

(i)	sourcing from suppliers that share our values regarding respect for human rights, integrity and environmental responsibility;
(ii)	continuing to engage with suppliers to obtain current, accurate and complete information about the 3TG supply chain;
(iii)

encouraging suppliers to implement responsible 3TG sourcing and to exercise leverage on smelters and refiners in their supply chains to obtain a “Conformant” designation from the RMI or an equivalent independent third party certification; and

(iv)	continuing to conduct and report annually on supply chain due diligence for the applicable 3TG.

We do not seek to embargo the Covered Countries and encourage our suppliers to continue to source responsibly from the Covered Countries.

Forward-Looking Statements

This document contains “forward-looking statements” made within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions or the use of the future tense are intended to identify forward-looking statements. In addition, any statements that do not relate to historical or current facts or matters are forward-looking statements. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements within this document include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (2) whether smelters and refiners and other market participants responsibly source 3TG; and (3) political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

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